Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Form 8-K/A of SouthState Corporation of our reports dated February 21, 2025, with respect to the consolidated financial statements of SouthState Corporation and subsidiaries and the effectiveness of internal control over financial reporting of SouthState Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Birmingham, AL

March 5, 2025